UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report: June 13, 2009
(Date of earliest event reported)
ArcSight, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33923 (Commission File Number)	52-2241535 (IRS Employer Identification No.)

5 Results Way
Cupertino, California (Address of Principal Executive Offices)	95014 (Zip Code)
(408) 864-2600
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 10, 2009, the Board of Directors (the “Board”) of ArcSight, Inc. (“ArcSight”) elected Roger Siboni as a member of the Board to fill the vacant directorship in Class III of ArcSight’s classified Board created by the resignation of Robert Shaw, contingent and effective upon Mr. Siboni’s acceptance of the appointment. Mr. Siboni accepted the appointment on June 13, 2009. As previously disclosed, the resignation of Mr. Shaw was tendered on March 13, 2009. Mr. Siboni’s term will expire at the annual meeting of stockholders to be held in 2010. Initially, Mr. Siboni will not be named to any of the committees of the Board. Mr. Siboni was not selected as a director pursuant to any arrangement or understanding with any other person.
Concurrently with the appointment of Mr. Siboni, on June 10, 2009, the Board approved the following compensatory arrangements for members of the Board:
•	each non-employee member of the Board will receive an annual cash retainer of $35,000 (ArcSight does not pay fees to directors for attendance at meetings of the Board and its committees);

•	the lead independent director of the Board will receive an additional annual cash retainer of $10,000;

•	the annual cash retainer for the chair of the audit committee of the Board will be increased from $15,000 to $20,000 (the chairs of the compensation committee and the nominating and corporate governance committee will continue to receive annual retainers of $10,000 and $5,000, respectively, and each member of the audit committee, the compensation committee and the nominating and corporate governance committee will continue to receive annual retainers of $8,000, $5,000 and $2,500, respectively);

•	the initial stock option grant to new non-employee directors will be increased from 11,250 shares to 25,000 shares; and

•	as under the prior director compensation program, each non-employee director who continues to serve on the Board immediately following each annual meeting of stockholders will automatically be granted an option to purchase 10,375 shares of ArcSight common stock.
In connection with his service as a director, Mr. Siboni will receive ArcSight’s standard non-employee director compensation, provided that the $35,000 annual cash retainer will be pro-rated for the portion of the fiscal year that Mr. Siboni actually serves.
The exercise price for the 25,000 share grant to Mr. Siboni is $18.60 per share, equal to the fair market value of ArcSight’s common stock on Saturday, June 13, 2009, the date of grant (i.e., the closing price of ArcSight’s common stock on Friday, June 12, 2009). As with the initial stock option grant to ArcSight’s other non-employee directors, the option was granted under ArcSight’s 2007 Equity Incentive Plan, has a term of ten years and will terminate 90 days following the date Mr. Siboni ceases to serve on the Board for any reason other than death or disability, or 12 months following that date if the termination is due to death or disability. The shares subject to this option will vest and become exercisable as to 1/36th of the shares each month after the grant date over three years, and will accelerate fully and become vested and exercisable immediately upon certain changes in control or ownership of ArcSight. Mr. Siboni will also be eligible for the annual grant to non-employee directors in connection with ArcSight’s 2009 annual meeting of stockholders, as described above.
As with our other directors, effective on the date of his appointment, Mr. Siboni and ArcSight will enter into ArcSight’s standard form of indemnification agreement, which was filed as Exhibit 10.1 to ArcSight’s Form S-1 filed on October 29, 2008 and is incorporated by reference herein. The indemnification agreement and our restated certificate of incorporation and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation—Limitation on Liability and Indemnification Matters” in our proxy statement filed with the Securities and Exchange Commission on August 25, 2008, for a description of our indemnification arrangements.
A copy of the press release issued by the Company on June 16, 2009, announcing the election of Mr. Siboni is attached as Exhibit 99.01 hereto, and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Number	Description

99.01	Press release issued by ArcSight, Inc., dated June 16, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ArcSight, Inc.
By:	/s/ Stewart Grierson
Stewart Grierson
Chief Financial Officer

Date: June 16, 2009

EXHIBIT INDEX

Number	Description

99.01	Press release issued by ArcSight, Inc., dated June 16, 2009.